Exhibit 2.1

Execution Version

SECOND AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Second Amendment to Business Combination Agreement (this “Amendment”), dated as of June 5, 2026 (the “Amendment Date”), amends that certain Business Combination Agreement, dated as of August 25, 2025, by and among Inflection Point Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Air Water Ventures Holdings Limited, a Cayman Islands exempted company (the “Company”), Air Water Ventures Limited, a Cayman Islands exempted company and IPCX Merger Sub Limited, a Cayman Islands exempted company, as amended by the parties thereto in the Amendment to the Agreement dated as of December 31, 2025 (such agreement as amended as of the date hereof, the “Agreement”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 13.8 of the Agreement, SPAC and the Company (the “Parties”) may amend the Agreement by executing an amendment in writing; and

WHEREAS, the Parties desire to amend the Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Amendments to the Agreement.

a.	Section 14.1 Definitions.

i.	Each of the defined terms listed below is hereby amended and restated as follows:

“Company Consideration Shares” means that number of PubCo Ordinary Shares determined by dividing (x) $200,000,000 by (y) the Redemption Price.

“Earnout Period” means the time period beginning on the date that is the 6-month anniversary of the Closing Date and ending on June 30, 2028.

“EBITDA” means, with respect to a particular fiscal quarter, PubCo’s consolidated net income for such fiscal quarter, calculated in accordance with IFRS, before giving effect to interest expense, taxes on income, depreciation or amortization as adjusted to (a) exclude any non-recuring revenue, one-time or extraordinary gains, income, costs or expenses and (b) add back any restructuring costs, charges or expenses, in each case incurred or recognized during such fiscal quarter.

“Eligible Company Equityholders” means each holder of an issued and outstanding Company Ordinary Share, Company Series A1 Preferred Share or Company Warrant as of the date of this Amendment, in each case as set forth on Schedule 2.10(b) of the Company Disclosure Schedule; provided however that “Eligible Company Equity holders” shall not include any holders of Company Series A1 Preferred Shares or Company Warrants that are considered PIPE Investors.

“Ordinary Share Price” means the share price equal to the closing sale price of one PubCo Ordinary Share as reported on Nasdaq (or the exchange on which the PubCo Ordinary Shares are then listed) for a period of at least 30 Trading Days out of 45 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination, in each case subject to Equitable Adjustment.

“Triggering Event I” shall occur if, on or prior to the quarter ending December 31, 2027, the Revenue Run Rate equals or exceeds $80,000,000.

“Triggering Event II” shall occur if, on or prior to the quarter ending December 31, 2027, the EBITDA Run Rate equals or exceeds $30,000,000.

“Triggering Event III” shall occur if, on or prior to the quarter ending June 30, 2028, (a) the Revenue Run Rate equals or exceeds $160,000,000 and (b) the EBITDA Run Rate equals or exceeds $70,000,000.

ii.	Each of the terms listed below is hereby added to Section 14.1 as follows:

“EBITDA Run Rate” means the projected EBITDA of PubCo for a 4-quarter period, which shall be calculated by multiplying the aggregate actual quarterly EBITDA publicly reported by PubCo for the Subject Quarters by two. By way of example, assuming EBITDA Run Rate is calculated immediately following the end of the quarter ending December 31, 2027, EBITDA Run Rate would be calculated by multiplying (a) the sum of the actual quarterly EBITDA publicly reported by Pubco for the fiscal quarter ending September 30, 2027 and the fiscal quarter ending December 31, 2027, by (b) two.

“Revenue Run Rate” means the projected Revenue of PubCo for a 4-quarter period, which shall be calculated by multiplying the aggregate actual quarterly Revenue publicly reported by PubCo for the Subject Quarters by two. By way of example, assuming Revenue Run Rate is calculated immediately following the end of the quarter ending December 31, 2027, Revenue Run Rate would be calculated by multiplying (a) the sum of the actual quarterly Revenue publicly reported by Pubco for the fiscal quarter ending September 30, 2027 and the fiscal quarter ending December 31, 2027, by (b) two.

“Subject Quarters” means, for purposes of calculating Revenue Run Rate and EBITDA Run Rate, the two most recently completed fiscal quarters of Pubco as of the date of calculation of Revenue Run Rate or EBITDA Run Rate, as applicable.

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b.	Section 2.10 Earnout Shares.

i.	Section 2.10 is hereby amended and restated in its entirety as follows:

2.10  Earnout Shares.

(a) In addition to the issuance of the PubCo Securities pursuant to Section 2.2, as promptly as reasonably practicable (but in any event, within five (5) Business Days) after the occurrence of a Triggering Event, PubCo shall issue to the Eligible Company Equityholders and the PSU Holders the following aggregate number of PubCo Ordinary Shares (subject to Equitable Adjustment and including, for the avoidance of doubt, the PubCo Ordinary Shares issued pursuant to the Company PSUs, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement, provided that the shares underlying Company PSUs shall be issued at the time set forth in the applicable award agreement evidencing the Company PSUs:

(i)  Upon the occurrence of Triggering Event I, a one-time issuance of 5,000,000 Earnout Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of 5,000,000 Earnout Shares;

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of 5,000,000 Earnout Shares; and

(iv) Upon the occurrence of Triggering Event IV, a one-time issuance of 5,000,000 Earnout Shares.

(b) The Earnout Shares with respect to each Triggering Event shall be allocated among the Eligible Company Equityholders and PSU Holders as set forth in Section 2.10(b) of the Company Disclosure Schedules.

(c) For the avoidance of doubt, the Eligible Company Equityholders, and PSU Holders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the sum of the Earnout Shares exceed 20,000,000.

(d) The PubCo Ordinary Share price target set forth in the definition of Triggering Event IV shall be subject to Equitable Adjustment.

(e) Any issuance and delivery of Earnout Shares to Eligible Company Equityholders shall be treated as an adjustment to the PubCo Ordinary Shares received in the Second Merger by the Parties for all applicable Tax purposes, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), and such issuance and delivery of Earnout Shares to Eligible Company Equityholders that are holders of Company Ordinary Shares is intended to comply with, and shall be effected in accordance with, IRS Rev. Proc. 84-42, 1984-1 C.B. 521.

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c.	Section 2.10(b) of the Company Disclosure Schedules.

i.	Section 2.10(b) of the Company Disclosure Schedules is hereby amended and restated as set forth on Annex A hereto.

2. Full Force and Effect. Except as expressly amended hereby, the Agreement remains unchanged and in full force and effect, and this Amendment shall be governed by the terms of the Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

3. Provisions Incorporated by Reference. The provisions of Article XIII of the Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

SPAC:

INFLECTION POINT ACQUISITION CORP. III, a Cayman Islands exempted company

By:	/s/ Michael Blitzer
Name: Michael Blitzer
Title: Chief Executive Officer

COMPANY:

AIR WATER VENTURES HOLDINGS LIMITED

By:	/s/ Andrea Mollica
Name: Andrea Mollica
Title: Director

[Signature Page to Amendment to Business Combination Agreement]